Exhibit 10.1

ASSET PURCHASE AGREEMENT

Between

MediaCrossing Inc.

and

Kubient, Inc.

dated effective as of

November 30, 2021

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated effective as of November 30, 2021 (“Effective Date”), is entered into by and among MediaCrossing Inc., a Delaware corporation (“Seller”), and Kubient, Inc., a Delaware corporation (“Buyer”).

Recitals:

WHEREAS, Seller is engaged in the business (the “Business”) of providing Media Services (as defined herein); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, certain of the assets, and none of the pre-closing liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“2022 Net Revenue” means the sum of the following: (a) 100% of the Net Revenue earned by the MC Business from existing clients or from other clients that are sourced by the MC Business during the 2022 calendar year; plus (b) 75% of the first $1,000,000 of Net Revenue earned by the MC Business during the 2022 calendar year from any client that is referred to the MC Business by other businesses within Buyer and its Affiliates (each a “Referred Client”); and plus (c) 50% of the portion, if any, of the Net Revenue earned by the MC Business during the 2022 calendar year from a Referred Client that exceeds $1,000,000.

“2022 New Net Revenue” has the meaning set forth in Section 2.04(b)(ii).

“AAA” has the meaning set forth in Section 8.10(a).

“Accounts Receivable” means all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Advisors” has the meaning set forth in Section 4.17(a)(iv).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” has the meaning set forth in Section 2.05.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Restricted Covenant Agreements, the Offer Letters and the other agreements, instruments and documents required to be delivered at the Closing.

“Arbitrator” has the meaning set forth in Section 8.10(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Base Business Earnout Shares” has the meaning set forth in Section 2.04(b)(i).

“Base Net Revenue” has the meaning set forth in Section 2.04(b)(i).

“Basket” has the meaning set forth in Section 7.04(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” means originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, Tax Returns and other documents related to Taxes, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements.

“Business” has the meaning set forth in Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Opportunity Adjustment Statement” has the meaning set forth in Section 2.04(f).

“Buyer Common Stock” means the common stock, par value $0.00001 per share, of the Buyer.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer Stock Price” means $3.04.

“Buyer Straddle Period Spend” has the meaning set forth in Section 2.01(h).

“Cap” has the meaning set forth in Section 7.04(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, emails, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements (including oral agreements), commitments and legally binding arrangements, whether written or oral.

“Customer List” means those customers of the Seller included on Schedule 1 hereto, including, without limitation, all legally transferable data and CRM tracking data belonging to or associated with each individual customer.

“Customer Relationships” means those customers from which Seller has generated revenue since January 1, 2020, that are not included with the Seller Contracts.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Earnout Period” has the meaning set forth in Section 2.04(d).

“Earnout Review Period” has the meaning set forth in Section 2.04(c)(ii).

“Earnout Shares” has the meaning set forth in Section 2.04(b)(ii).

“Earnout Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Holder Transfer” has the meaning set forth in Section 4.17(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.03.

“Evaluation Period.” has the meaning set forth in Section 2.04(f).

“Financial Statements” has the meaning set forth in Section 4.13.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Graphic Arts Pay-Off Letter” means the pay-off letter of Graphic Arts Advisors, LLC, substantially in the form of Exhibit B attached hereto.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” means Marcum LLP.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (c) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (d) mask works, and all registrations, applications for registration, and renewals thereof; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) rights of publicity; and (g) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted, including the Seller Names, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present or future claims.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Business Opportunity Statement” has the meaning set forth in Section 2.04(f).

“Interim Earnout Statement” has the meaning set forth in Section 2.04(c)(i).

“Key Customers” means those customers identified with an “*” on Schedule 1 hereto.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Managed Media Services” shall mean the provision of managed media services to agencies and direct brand advertisers, including media planning, strategy, contracting for media, developing, executing and managing campaigns, reporting and services ancillary to the foregoing.

“Material Adverse Effect” means any event, circumstance, development, effect, occurrence, fact, condition or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the value of the Purchased Assets.

“MC Business” shall mean the business and personnel that are transferred by Seller to Buyer hereunder, together with any other personnel of Buyer that provide Managed Media Services.

“Net Revenue” means gross revenue less direct media costs related to servicing the clients of the MC Business, calculated in accordance with GAAP.

“Net Revenue Earnout” has the meaning set forth in Section 2.04(b)(i).

“New Business Earnout Shares” has the meaning set forth in Section 2.04(b)(ii).

“Offer Letters” means offer letters substantially in the form of Schedule 4 hereto provided by Buyer to the employees listed on Schedule 5 hereto.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments and other governmental levies, fees or charges not yet due and payable; and (b) unperfected landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’ Encumbrances and similar Encumbrances incurred in the ordinary course of business for amounts which are not delinquent.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchase Cash” has the meaning set forth in Section 2.04(a)

“Purchase Consideration” has the meaning set forth in Section 2.04(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 3.02(a)(iii).

“Restrictive Covenant Agreement” means a Restrictive Covenant Agreement in the form of Exhibit A attached hereto.

“Rule 144” has the meaning set forth in Section 4.17(d).

“SEC” means the U.S. Securities & Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Accounts Receivable” has the meaning set forth in Section 2.02(b).

“Seller Contracts” means those Contracts of the Seller included on Schedule 2 hereto.

“Seller Employment Agreements” has the meaning set forth in Section 4.10(a).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Michael Kalman and Robert Henrikson after due inquiry.

“Seller Names” means “MediaCrossing” and any and all other fictitious names used by Seller in connection with the Business.

“Seller Unbilled Revenue” has the meaning set forth in Section 2.02(b).

“Straddle Period” mean any taxable period that includes (but does not end on) the Closing Date.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Contest” has the meaning set forth in Section 6.03(b).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Union” has the meaning set forth in Section 4.10(b).

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets.

Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets list below (collectively, the “Purchased Assets”):

(a)          the Customer List;

(b)          the Seller Contracts;

(c)          the Customer Relationships;

(d)          the Intellectual Property Assets

(e)          all data and records related to the Seller Contracts and the Customer Relationships or otherwise related to the Purchased Assets;

(f)          such other assets as are listed on Schedule 3;

(g)         cash related to (i) the portion of advance billings (other than advance TV billings) under Seller Contracts with customers that relates to media that runs after the date of this Agreement and (ii) the portion of advance TV billings under Seller Contracts with customers that relates to broadcast TV media that runs after November 28, 2021;

(h)         (i) the portion of prepaid expenses (other than prepaid media expenses) under Seller Contracts with vendors that relate to the period commencing after the date of this Agreement, and (ii) the portion of the prepaid media expenses that relates to media that runs after the date of this Agreement (“Buyer Straddle Period Spend”); and

(i)          all goodwill and the going concern value of the Business.

Section 2.02    Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets (collectively, the “Excluded Assets”):

(a)          Any cash or cash equivalents of Seller, excluding cash received on account of advance billings that constitute a Purchased Asset in accordance with Sections 2.01(g) above;

(b)         (i) Any and all Accounts Receivable (collectively, the “Seller Accounts Receivable”) and (ii) cash received after the Closing Date related to the portion of the unbilled revenue of Seller (such portion being the “Seller Unbilled Revenue”) from the Seller Contracts with customers and/or Customer Relationships that (x) relate to media (other than broadcast TV) that ran on or prior to the date of this Agreement and (y) relate to broadcast TV media that ran on or prior to November 28, 2021, including but not limited to commissions, generated, but not collected as of the date hereof;

(c)          (i) the portion of prepaid expenses (other than prepaid media expenses) under Seller Contracts with vendors that relates to the period on or prior to the date of this Agreement and (ii) the portion of prepaid media expenses that relates to media that runs, on or prior to the date of this Agreement;

(d)          any right or interest of Seller to any federal, state or local tax refund;

(e)         the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee benefit-related files or records, any confidential personnel records of Seller consultants or employees;

(f)          all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)         all rights which accrue or will accrue to Seller under this Agreement or any Ancillary Document; and

(h)         Any other assets not included in Section 2.01 above.

Section 2.03    Assumed and Excluded Liabilities.

(a)         Subject to the terms and conditions of this Agreement, at the Closing Buyer shall assume Liabilities of Seller arising under the Seller Contracts, but in any case only to the extent such Liabilities arise after the Closing and do not arise from or in connection with any breach by Seller of any such Seller Contract occurring at or prior to the Closing (collectively, the “Assumed Liabilities”). For avoidance of doubt, Assumed Liabilities shall include all Liability related to Buyer Straddle Period Spend. Buyer shall pay, discharge and perform all Assumed Liabilities promptly when due, except to the extent contested by Buyer in good faith and by proper proceedings.

(b)        Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt and without limiting the foregoing, the Excluded Liabilities include any Liability for (i) Taxes of Seller or its Affiliates relating to the Business or Purchased Assets for the Pre-Closing Tax Period; (ii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de factor merger or transferee or successor liability or otherwise by operation of contract (other than customary provisions in a contractual obligation entered into in the ordinary course of business the principal purpose of which is not the sharing of Taxes) or Law); (iii) any Third Party Claim to the extent based upon, resulting from or arising out of (x) the operation of the Business or (y) the ownership of the Purchased Assets, in each case, prior to the Closing Date; or (iv) Seller’s obligations with regard to the Seller Accounts Receivable or Seller Unbilled Revenue.

Section 2.04    Purchase Consideration.

(a)          The aggregate purchase consideration (the “Purchase Consideration”) for the Purchased Assets shall be (i) $500,000.00 (the “Purchase Cash”); plus (ii) any Earnout Shares due to the Seller pursuant to Section 2.04(b).

(b)          Seller shall be entitled to receive shares of restricted Buyer Common Stock as follows:

(i)          If the MC Business achieves 2022 Net Revenue in an amount of at least $3,299,550 (such amount “Base Net Revenue”), then Seller shall be entitled to receive 246,711 shares of Buyer Common Stock (such number referred to herein as the “Base Business Earnout Shares”); and

(ii)         If the 2022 Net Revenue for the MC Business exceeds Base Net Revenue (any such excess amount of Net Revenue is referred to herein as the “2022 New Net Revenue”) by the amount set forth in the left hand column of the following chart, then Seller shall be entitled to receive the number of shares of Buyer Common Stock designated in the right hand column of the following chart (such aggregate number of shares is referred to herein as the “New Business Earnout Shares”; and together with the Base Business Earnout Shares, if any, the “Earnout Shares”):

2022 New Net Revenue	New Business Earnout Shares
$1,500,000 million	164,474
> $1,500,000 million but <$3 million
An amount equal to the sum of (i) 164,474, plus (ii) the product of 411,184, multiplied by a fraction the numerator of which is the amount of 2022 New Net Revenue in excess of $1,500,000 and the denominator of which is $1,500,000

$3 million or more	575,658

For the avoidance of doubt, if 2022 New Net Revenue is equal to or more than $1,500,000 then Seller shall receive Base Business Earnout Shares equal to 246,711 shares of Buyer Common Stock plus the applicable amount of additional shares of Buyer Common Stock set forth in the first, second or third row of the table above, as applicable. In addition, in no event shall the aggregate amount of Earnout Shares payable to Seller hereunder exceed 822,369.

(c)          Regarding the payment of the Earnout Share:

(i)          On or before February 28, 2023, Buyer shall prepare and deliver to Seller a statement (the “Interim Earnout Statement”), setting forth Buyer’s calculation of 2022 Net Revenue and the number of Base Business Earnout Shares and New Business Earnout Shares, if any, payable under this Agreement, together with reasonable supporting detail and documentation.

(ii)          Seller shall have a period of fifteen (15) days following receipt of the Interim Earnout Statement (the “Earnout Review Period”) to review the Interim Earnout Statement. If Seller disputes the calculations set forth in the Interim Earnout Statement, Seller shall deliver, prior to the expiration of the Earnout Review Period, written notice to Buyer setting forth any objection of Seller to such Interim Earnout Statement (an “Earnout Statement of Objections”). If Seller does not deliver an Earnout Statement of Objections to Buyer prior to the expiration of the Earnout Review Period, then the Interim Earnout Statement prepared and delivered by Buyer shall be deemed final.

(iii)        If the Seller delivers an Earnout Statement of Objections prior to the expiration of an applicable Earnout Review Period and Buyer agrees with the calculations set forth on the Earnout Statement of Objections, then the Interim Earnout Statement shall be revised to reflect such agreement and shall be deemed final. If Buyer does not agree with the calculations set forth on the Earnout Statement of Objections, Buyer shall inform Seller within three (3) Business Days of the receipt of the Earnout Statement of Objections and Buyer and Seller shall use their commercially reasonable efforts to resolve such dispute within ten (10) days thereafter. If any such objections remain in dispute thereafter, Buyer and Seller shall submit the items in dispute to the Independent Accountant (if appropriate given the nature of the dispute) or Arbitrator (if appropriate given the nature of the dispute). The fees and expenses of the Independent Accountant or Arbitrator shall be paid by the party whose calculation of the disputed items is farther from the final calculation thereof.

(iv)         Within three (3) Business Days of the final determination of the Earnout Shares to be delivered, Buyer shall instruct its transfer agent to deliver such Earnout Shares to Seller.

(v)         The Seller and its Representatives shall be afforded the opportunity to present to the Independent Accountants or Arbitrator (as the case may be) any material such party deems relevant to the Independent Accountants’ or Arbitrator’s determination. The Seller and the Buyer shall each furnish to the Independent Accountants or Arbitrator such work papers and other documents and information relating to the disputed items under this Section 2.04(c) as the Independent Accountants and Arbitrator may reasonably request. The Seller and the Buyer shall make available to the other parties and their Representatives any back-up materials generated by them to support a position that is contrary to the position taken by the other party with respect to the calculations required under this Section 2.04(c).

(d)         Following the Closing and prior to December 31, 2022 (such period is referred to herein as the “Earnout Period”), except in each case with the prior written consent of Seller and compliance with applicable Law, Buyer shall maintain separate trial balance accounts and records for the MC Business, in a manner necessary to fairly calculate 2022 Net Revenue. During the Earnout Period, Buyer shall operate the MC Business in good faith and shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing the Earnout Shares payable hereunder. Notwithstanding the foregoing, except as specifically stated herein, Buyer has no obligation to operate the Business and the Purchased Assets in order to achieve any Earned Shares or to maximize the amount of any such payment. Notwithstanding the foregoing, Buyer shall, and shall cause its Affiliates, not to discontinue, wind up, liquidate or otherwise dispose of all or any material part of the MC Business, other than in the ordinary course of business. The parties acknowledge and agree that Buyer shall have full discretion over the MC Business entering into barter transactions with its customers.

(e)        The Parties understand and agree that the contingent rights to receive any Earnout Shares shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer.

(f)          Following the Closing:

(i)          Within fifteen (15) calendar days following the end of each quarter of the Earnout Period, Seller shall, in good faith, prepare and deliver a written notice to Buyer containing a list of all business opportunities evaluated by the MC Business during the prior quarter (each an “Interim Business Opportunity Statement”) including, with respect to each opportunity, (1) the full name of the opportunity, (2) identity of the individual sourcing the opportunity and (3) identification of the opportunity as “MC Sourced” or “Referral Client”. The Interim Business Opportunity Statement shall be delivered by Seller to Josh Weiss and Paul Roberts, on behalf of Buyer, by e-mail.

(ii)         Buyer shall have fifteen (15) calendar days from the date of receipt to review the Interim Business Opportunity Statement. If Buyer has any proposed adjustments to the statement, Buyer shall deliver, prior to expiration of the review period, written notice of its proposed adjustments to the Interim Business Opportunity Statement, which notice shall include reasonable detail supporting each adjustment (a “Business Opportunity Adjustment Statement”). The Business Opportunity Adjustment Statement shall be delivered by Buyer to Michael Kalman, on behalf of Seller, by e-mail.

(iii)        If Buyer does not deliver its Business Opportunity Adjustment Statement prior to expiration of the review period, then the Interim Business Opportunity Statement for the applicable quarter shall be final. If Buyer timely delivers a Business Opportunity Adjustment Statement then Josh Weiss and/or Paul Roberts, on behalf of Buyer and Michael Kalman, on behalf of Seller, shall endeavor in good faith to resolve the discrepancy including, at the request of Michael Kalman participation in at least one in-person meeting on the subject.

(iv)        If Buyer and Seller resolve any or all of the adjustments, such dispute items shall be final and binding.   If Buyer and Seller are unable to resolve any or all of the adjustments, such dispute items shall be reserved for resolution at the conclusion of the Earnout Period by an Arbitrator in accordance with Section 8.10(a).

Section 2.05    Allocation of Purchase Consideration.

Seller and Buyer agree that the Purchase Consideration (plus any Assumed Liabilities treated as part of the consideration paid for income tax purposes) shall be allocated among the Purchased Assets for all purposes as shown on the allocation schedule (the “Allocation Schedule”) and which shall follow the allocation methodology set forth on Schedule 2.05. A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 60 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 120 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller agree that the Allocation Schedule shall be amended to reflect adjustments to the Purchase Price made pursuant to this Agreement and any adjustment to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. In the event the allocation is disputed by any taxing authority, the party receiving the notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute, shall keep the other party apprised of the status of such dispute, such other party shall have the opportunity to participate in any discussion or dispute concerning such allocation, and neither party shall have the authority to resolve such dispute without the consent of the other party (which consent cannot be unreasonably withheld, conditioned or delayed).

Section 2.06     Withholding Tax.

Buyer shall be entitled to deduct and withhold from the Purchase Consideration all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Prior to making any deduction or withholding Buyer shall use commercially reasonable efforts to notify the Seller in respect of which such withholding is proposed to be made and use commercially reasonable efforts to cooperate with Seller to reduce or eliminate such withholding to the extent permitted by applicable Law including taking into consideration duly executed Tax forms.

Section 2.07    Third Party Consents.

To the extent that Seller’s rights under any Seller Contract, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer covenant and agree to cooperate to obtain any such required consent(s) as promptly as possible; provided that
(a)  neither Seller nor Purchaser shall be required to pay any consideration for such consent, release, substitution or amendment; and (b) Seller’s obligations under this Section 3.2(b) shall terminate on the one year anniversary of the date of this Agreement. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III
CLOSING

Section 3.01    Closing.

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the execution hereof remotely by exchange of signature pages for executed documents. The date on which the Closing occurs is herein referred to as the “Closing Date”. The Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

Section 3.02    Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)           a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)          an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment by Buyer of the Purchased Assets;

(iii)         assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)         all approvals, consents and waivers that are listed on Schedule 6 (the “Required Consents”) shall have been received;

(v)          an IRS Form W-9 for Seller, duly executed by Seller;

(vi)         the Books and Records related exclusively to the Purchased Assets;

(vii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller and Seller’s stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(ix)         written evidence, in form satisfactory to Buyer in its sole discretion, of the release of all Encumbrances (other than Permitted Encumbrances) relating to the Purchased Assets;

(x)          a Restrictive Covenant Agreement executed by each of Michael Kalman and Rob Henrikson; and

(xi)         the Graphic Arts Pay-Off Letter executed by Seller and Graphic Arts Advisors, LLC.

(b)         At the Closing, Buyer shall deliver to Seller the following:

(i)          An amount equal to the Purchase Cash, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii)          the Assignment and Assumption Agreement duly executed by Buyer; and

(iii)        the Offer Letters to each of the Seller employees listed on Schedule 5, duly executed by Buyer.

(c)          At the Closing, each of Michael Kalman and Rob Henrikson shall deliver to Buyer their respective Offer Letter, duly executed, together with the Buyer’s standard confidentiality agreement letter for employees and a letter indicating that the employee has read Buyer’s employment handbook and policies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Seller is not, and at all times up to and including consummation of the transactions contemplated by this Agreement, will not be, required to register as: (i) an “investment company” under the Investment Company Act of 1940, as amended, and is not and will not be an entity “controlled” by an “investment company” within the meaning of such act, nor (ii) a broker or dealer, as such terms are defined under Section 3(a)(4) of the Securities Exchange Act of 1934, as amended, nor (iii) an underwriter, as such term is defined under Section 2(a)(11) of the Securities Act.

Section 4.02    No Subsidiaries of Seller.

Seller does not have any subsidiaries nor agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. As of the date of this Agreement, Seller does not own, directly or indirectly, any material equity interest in any competitor of the Seller or material supplier, licensor, lessor, distributor, independent contractor or customer of the Business or the Seller.

Section 4.03    Authority of Seller.

Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.04    No Conflicts; Consents.

The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation or bylaws of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth on Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05     Title to Purchased Assets.

Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances (other than Permitted Encumbrances).

Section 4.06    Customers.

Other than as disclosed on Section 4.06 of the Disclosure Schedules, (a) Seller has not received written notice, and (b) to Seller’s Knowledge no customer has indicated, that any of the customers on the Customer List has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.07    Intellectual Property.

(a)          Section 4.07(a) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Assets.

(b)         Section 4.07(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements excluding click-through or non-negotiated agreements for off-the-shelf products and services, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person ; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge any other party thereto, is in breach of or default under, or has provided or received any written notice of an alleged breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)         Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, free and clear of Encumbrances (other than Permitted Encumbrances). The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.

(d)         Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)         All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

(f)          To Seller’s Knowledge, the conduct of the Business as currently and as formerly conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g)        There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), pending or, to Seller’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that restricts or impairs the use of any Intellectual Property Assets.

Section 4.08    Compliance With Laws.

Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets except to the extent non-compliance would not result in a Material Adverse Effect.

Section 4.09     Employee Benefit Matters.

(a)          Section 4.09(a) of the Disclosure Schedules sets forth a complete and correct list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement, policy, Contract or arrangement maintained, sponsored or contributed to by Seller or with respect to which Seller has any Liability (each, a “Plan”). Copies of all material documentation pursuant to which each Plan is established and maintained, funded or administered have been provided to Buyer. Each Plan has been maintained, funded and administered in compliance in all material respects with its terms and with the requirements of applicable Laws. Each Plan that is intended to be qualified under Section 401(a) of the Code satisfies in all material respects the requirements of Section 401(a) of the Code. Seller has no Liability under or with respect to any plan that is or was subject to Section 412 of the Code or Title IV of ERISA or a “multiemployer plan” as defined in Section 3(37) of ERISA. Seller has no Liability to provide health or life insurance to any Person following termination of employment or service or ownership other than as required by Section 4980B of the Code or similar state law for which the beneficiary pays the full cost. Seller has no Liability under Sections 4980B(a), 4980D, or 4980H of the Code that could become Liabilities of Buyer or any of its Affiliates.

(b)         Each agreement, contract, plan, or other arrangement that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which Seller is a party complies with and has been maintained in accordance with the material requirements of Section 409A(a)(2), (3) and (4) of the Code and any U.S. Department of Treasury or IRS guidance issued thereunder and no amount under any such 409A Plan is reasonably expected to be, is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Seller has no obligation to reimburse or otherwise “gross up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code, Section 4999 of the Code or otherwise.

Section 4.10     Employment Matters.

(a)          Except as set forth on Section 4.10 of the Disclosure Schedules (the “Seller Employment Agreements”), Seller has no written agreements with any current employees, independent contractors, or consultants for which Buyer shall have any Liability. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of Seller for services performed prior to the date hereof have been paid in full or will be paid in the ordinary course, and there are otherwise no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)          Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or to Seller’s Knowledge purporting to represent any employee of Seller with respect to any such employee’s employment with Seller. Seller has no duty to bargain with any Union.

Section 4.11     Taxes.

(a)          All income and other material Tax Returns with respect to the Business and Seller required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)        Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. Except as set forth on Section 4.11 of the Disclosure Schedules, Seller has not elected to defer the remittance of any payroll Taxes under the Coronavirus Aid, Relief and Economic Security Act or otherwise.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller which are currently in effect.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. To the Seller’s Knowledge there are no pending or threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller does not have any Liability for (and no Assumed Liability constitutes or includes Liability for) the Taxes of any other Person as a transferee or successor, as the result of being or having been a member of an affiliated group, by contract (other than customary provisions in a contractual obligation entered into in the ordinary course of business the principal purpose of which is not the sharing of Taxes), or otherwise, in each case that would bind Buyer or any of its Affiliates.

(i)          No taxing authority with which Seller does not file Tax Returns has asserted in writing that Seller is or may be subject to Tax. Seller does not own any property, have any employees, or have any customers, in any jurisdiction with which it does not file Tax Returns.

(j)          None of the Assumed Liabilities is an obligation to make a payment that could be subject to Sections 280G or 409A of the Code.

Section 4.12     Brokers.

Except as set forth on Section 4.12 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.   Buyer shall have no Liability for any payments due to any Person with respect to any fee or commissions set forth on Section 4.12 of the Disclosure Schedules.

Section 4.13     No Undisclosed Liabilities; No Material Adverse Effect.

Seller has delivered to the Buyer true and complete copies of (a) the balance sheet and statements of operations and cash flows of the Seller as of the fiscal years ended December 31, 2019 and December 31, 2020, together with all related notes and schedules thereto and accompanied by the reports thereon of the Seller’s accountant and (b) the unaudited balance sheet of Seller as at September 30, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, have been prepared from the books and records of the Seller and fairly present in all material respects the financial position and results of operations and cash flows of the Seller as of the respective dates of and for the periods referred to therein, subject to changes resulting from year-end adjustments, which are not, individually or in the aggregate, material, and to the absence of footnotes. Except as and to the extent adequately accrued or reserved against in Financial Statements or as otherwise set forth on Section 4.13 of the Disclosure Schedules, Seller does not have any Liability of any nature arising out of or relating to the Business, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed on any Schedule hereto and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; (iii) Liabilities incurred since September 30, 2021 in the ordinary course of business, or (iv) Liabilities that are not required to be reflected on a balance sheet under GAAP nor required to be disclosed in the notes thereto under GAAP. Except as set forth on Section 4.13 of the Disclosure Schedules, since September 30, 2021, (i) Seller has conducted the Business only in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse Effect, and (iii) neither the Business nor the Purchased Assets have suffered any material loss, damage, destruction or other casualty, other than any such losses, damages, destruction or casualty that has been or is reasonably expected to be covered by insurance.

Section 4.14     Legal Proceedings; Governmental Orders; Permits.

(a)         There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)         There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

(c)          There are no permits, licenses or certifications from permitting, licensing, accrediting or certifying agencies used in the operation of the Business.

Section 4.15    Conduct of Business; Sufficiency of Assets; Seller Contracts.

Seller has conducted and operated the Business only through the Seller and not through any direct or indirect subsidiary or Affiliate of Seller. Except as set forth on Section 4.15 of the Disclosure Schedules, the Purchased Assets, together with any working capital necessary to operate the Business, represent all the assets necessary and sufficient to operate the Business in the same manner, in all material respects, that the Seller has operated the Business prior to the Closing. Seller has provided Buyer with complete and correct copies of each material Seller Contract, in each case as amended, supplemented or otherwise modified through the date of this Agreement. Neither the Company, nor to the Company’s Knowledge, any other party to the Seller Contracts is in material default of any of the Seller Contracts.

Section 4.16     Key Customers.

The Key Customers represented 73% of Seller’s revenue for the prior 12 months through October 31, 2021.

Section 4.17    Securities Law Matters.

(a)          Seller acknowledges its understanding that the issuance of the Earnout Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) of the Securities Act. In furtherance thereof, Seller represents and warrants to Buyer and its Affiliates as follows:

(i)          Seller has not offered or sold, and will not offer or sell, Earnout Shares by any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering in the United States within the meaning of Section 4(a)(2) of the Securities Act;

(ii)          Seller is acquiring the Earnout Shares for investment purposes, and not with a view towards the resale or distribution of the Earnout Shares, except, to the extent in compliance with federal and state securities laws, to those of its current equity holders who are "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act (any such transfer being referred to herein as an “Equity Holder Transfer”). Seller represents that the entire legal and beneficial interest in the Earnout Shares will be held for Seller’s beneficial account only, and neither in whole or in part for any other person, except those of its current equity holders who are "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act;

(iii)        Seller has the financial ability to bear the economic risk of receiving the Earnout Shares as consideration for the Purchased Assets, has adequate means for providing for its current needs and contingencies, and has no need for liquidity with respect to the Earnout Shares;

(iv)        Seller and its attorney, accountant, representative and/or tax advisor, if any (collectively, the “Advisors”) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of accepting the Earnout Shares as consideration for the Purchased Assets; and

(v)          Seller (together with its Advisors, if any) has received all documents requested by it, if any, has carefully reviewed them and understands the information contained therein, prior to the execution of this Agreement.

(b)        Seller is not relying on Buyer or any of its employees, agents, sub-agents or advisors with respect to the legal, tax, economic and related considerations regarding the Earnout Shares. Seller has relied on the advice of, or has consulted with, its Advisors. Each Advisor, if any, has disclosed to Seller in writing the specific details of any and all past, present or future relationships, actual or contemplated, between the Advisor and Buyer or any Affiliate or sub-agent thereof.

(c)          Seller has carefully considered the potential risks relating to Buyer and receipt of the Earnout Shares, and fully understands that the Earnout Shares are a speculative investment, involve a high degree of risk of loss, and the market value may decrease to zero.

(d)          Seller will not sell or otherwise transfer any Earnout Shares without registration under the Securities Act or an exemption therefrom, and fully understands and agrees that Seller must bear the economic risk of its receipt of the Earnout Shares because, among other reasons, the Earnout Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states, or an exemption from such registration is available. In particular, Seller is aware that the Earnout Shares are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. Seller understands that any sales or transfers of the Earnout Shares are further restricted by state securities laws and/or the provisions of this Agreement. Unless the Earnout Shares are sold in a transaction registered in accordance with the Securities Act or effected pursuant to Rule 144, Seller will cause any proposed transferee of the Earnout Shares held by it (including any transferee in connection with an Equity Holder Transfer) to deliver to the Company an investment representation certificate containing customary investment representations, executed by such proposed transferee

(e)          No oral or written representations or warranties have been made, or information furnished, to Seller or its Advisors, if any, by Buyer or any of its officers, employees, agents, sub-agents, Affiliates, advisors or subsidiaries in connection with issuing the Earnout Shares, other than any representations of Buyer contained in this Agreement.

(f)          Seller understands and agrees that the certificates for the Earnout Shares shall bear substantially the following legend until (i) such Securities shall have been registered under the Securities Act and effectively disposed of in accordance with a registration statement that has been declared effective or (ii) in the opinion of counsel, the Earnout Shares may be sold without registration under the Securities Act, as well as any applicable “blue sky” or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(g)          Neither the SEC nor any state securities commission has approved the Earnout Shares or passed upon or endorsed the merits of the issuance of the same pursuant to this Agreement. There is no government or other insurance covering any of the Earnout Shares.

(h)          Seller and its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Buyer concerning the issuance of the Earnout Shares and the business, financial condition, results of operations and prospects of Buyer, and all such questions have been answered to the full satisfaction of the Seller and its Advisors, if any.

(i)          In making the decision to accept the Earnout Shares as consideration for the Purchased Assets, Seller has relied solely upon the information provided by Buyer in this Agreement or that is otherwise publicly available. To the extent necessary, Seller has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and the receipt of the Earnout Shares hereunder. Seller disclaims reliance on any statements made or information provided by any person or entity in the course of its consideration of receipt of the Earnout Shares.

(j)          Seller acknowledges that any estimates or forward-looking statements or projections furnished by Buyer to Seller were prepared by the management of Buyer in good faith, but that the attainment of any such projections, estimates or forward-looking statements cannot be guaranteed by Buyer or its management and should not be relied upon.

(k)          No oral or written representations have been made, or oral or written information furnished, to Seller or its Advisors, if any, in connection with the issuance of the Earnout Shares that are in any way inconsistent with the information contained herein.

(l)          Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of receiving the Earnout Shares as consideration for the Purchased Assets, and has so evaluated the merits and risks of the same. Seller is able to bear the economic risk of receiving the Earnout Shares as consideration for the Purchased Assets and, at the present time, is able to afford a complete loss if the value of the Earnout Shares declines to zero.

(m)        Seller acknowledges and agrees that the Company may rely upon the accuracy of the representations and warranties of the Seller, and compliance by the Seller with its agreements, representation and warranties set forth herein, and the Seller hereby consents to such reliance.

Section 4.18    No Other Representation or Warranties.

Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business or Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02    Authority of Buyer.

Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03     No Conflicts; Consents.

The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04    Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Securities Law Matters.

The Earnout Shares to be issued to Seller pursuant to this Agreement have been duly authorized and reserved for issuance by Buyer, and when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and will be fully paid and non-assessable.

Section 5.06     No Other Representations and Warranties.

Except for the representations and warranties contained in Article IV, Buyer acknowledges and agrees that Seller is not making any other express or implied representation or warranty with respect to Seller or the Business. Buyer is not relying on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in Article IV of this Agreement.

ARTICLE VI
COVENANTS

Section 6.01     Employees and Employee Benefits.

(a)          Seller’s board of directors shall have adopted a resolution at least one day prior to the Closing Date (i) terminating Seller’s 401(k) plan, and (ii) authorizing the officers of the Sellers to take any action necessary or appropriate to terminating the plan.

(b)          As of the Closing Date, Seller’s employees listed on Schedule 5 shall be offered employment by Buyer and retain their current title and salaries except as designated in their Offer Letter. All such employees shall be “at will” employees of the Buyer, except and to the extent set forth in their Offer Letter or in any other agreement an employee may enter into with Buyer.

(c)        Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time at or prior to the Closing and Seller shall pay all such amounts to all entitled persons when such amounts are due. Buyer shall be solely responsible, and Seller shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Buyer at any time after Closing.

(d)         Buyer and its Affiliates shall provide the Seller’s employees and their “qualified beneficiaries” (as defined in Section 4980B(g)(1) of the Code) with required notices and continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA) as a result of any “qualifying events” (as defined in Section 4980B(f)(3) of the Code) that occur on or after the Closing Date. In addition, for the avoidance of doubt, the Buyer and its Affiliates shall provide required notices and continuation coverage in accordance with COBRA to (i) each individual who is or becomes an “M&A Qualified Beneficiary” (as defined in Treas. Reg. Section 54.4980B-9) in connection with the consummation of the transaction contemplated by this Agreement or (ii) any current or former Seller employee or their dependents otherwise eligible for or receiving COBRA coverage as of the Closing Date. Buyer and its Affiliates shall also provide Seller’s current or former employees and their dependents with health care continuation coverage to the extent required under applicable state law.

(e)         Effective as of the Closing Date, Seller employees shall be eligible to participate in Buyer’s benefit plan to the same extent as similarly situated employees of the Buyer. Buyer shall cause its benefit plans to, only to the extent excluded under the Seller’s current plan(s), remove all pre-existing conditions, limitations, exclusions, evidence of insurability or good health, waiting periods, or actively-at-work exclusions or other limitations or restrictions on coverage with respect to all Seller’s employees and their dependents and beneficiaries under any Buyer benefit plans that are welfare benefit plans.

(f)         Seller, or its insurers, as applicable, shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring at or prior to the Closing; other than claims that would be covered by Buyer or Affiliates pursuant to Section 6.01(d) above. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring at or prior to the Closing. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.02     Public Announcements.

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.03    Tax Matters.

(a)        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(b)         Straddle Period. In the case of any Straddle Period, the amount of any Taxes imposed on the Business or any Purchased Assets based on or measured by income, receipts, sales, use or payroll of the Business for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes imposed on the Business or any Purchased Assets for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. The party required by Law to pay any such Straddle Period Tax shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Tax. To the extent any portion of such payment is the responsibility of the other party hereunder, the filing party shall provide the other party with notice of the amount of such Taxes, and within 10 days of receipt of such notice, the other party shall reimburse the filing party for the other party’s share of such Taxes.

(c)        Cooperation. To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other reexamination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit, examination or other proceeding relating to Taxes (each, a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, providing the necessary powers of attorney, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, in each case at the expense of the party requesting such cooperation. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records with respect to the Purchased Assets and Business, including all sales, use and employment Tax Returns, and shall not destroy or otherwise dispose of any such records for seven years after Closing or, if later, until the expiration of the applicable statute of limitations, without the prior written consent of Buyer, and shall offer Buyer the opportunity to take possession of any such documents and records prior to any destruction or disposition of them. Buyer shall promptly notify Seller of any Tax Contest that could reasonably give rise to a Seller indemnification obligation hereunder, to participate in any such Tax Contest at its sole expense and Buyer shall not settle any such Tax Contest without the consent of the Seller (which consent cannot be unreasonably withheld, conditioned or delayed).

Section 6.04    Bulk Sales

Each of Buyer and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.05     Accounts Receivable and Payables; Reconciliation of Deferred Revenue and Expenses.

(a)          Seller shall be responsible for collecting the Seller Accounts Receivable and Seller Unbilled Revenue for the benefit of Seller.

(b)        Buyer and Seller shall cooperate in good faith regarding the collection of all Accounts Receivable after the Closing Date, including by written instructions to Seller’s counterparties under the Seller Contracts to make payments relating to the Seller Accounts Receivable and Seller Unbilled Revenue to the bank account of Seller. To the extent Buyer receives any moneys in payment of the Seller Accounts Receivable or Seller Unbilled Revenue, Buyer shall remit all such payments received to Seller within five (5) Business Days after such amounts are collected. To the extent Seller receives any moneys in payment of Accounts Receivable of the MC Business for the periods after the Closing Date or otherwise for the account of Buyer, Seller shall remit all such payments received to Buyer within five (5) Business Days after such amounts are received.

(c)         Buyer and Seller shall cooperate in good faith regarding the payment of any invoices received by either Buyer or Seller after the Closing Date based on whether or not such invoices constitute Assumed Liabilities or Excluded Liabilities and shall forward to the other party any invoices for which the other party shall be responsible hereunder.

(d)         Buyer and Seller shall cooperate in good faith to reconcile the amounts of any advance billing revenue or prepaid expenses received or paid by the Seller prior to the Closing Date related to the Purchased Assets or Assumed Liabilities for the time periods after the Closing Date. Such reconciliation shall be based on the relative time of ownership by each of the Seller and Buyer before and after the Closing Date as set forth in Sections 2.01 and 2.02. Following the reconciliation of such amounts, Seller shall promptly remit any prepaid expenses or advance billing revenue which constitute Purchased Assets to Buyer. Buyer and Seller shall use their commercially reasonable efforts to complete such reconciliation within forty-five (45) days of the Closing Date.

Section 6.06    Interim Financial Statements.

Seller shall use commercially reasonable efforts (i) to deliver to Buyer, within thirty (30) days after the Closing Date, a balance sheet and statement of operations and cash flows of the Business for the nine-month periods ended on September 30, 2020 and September 30, 2021, together with all related notes and schedules thereto (the “Interim Financial Statements”); and (ii) to have its auditor deliver a SAS100 review for each such period’s Interim Financial Statements. The Interim Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis for the periods indicated.

Section 6.07    Access to Information.

From and after the Closing, Buyer shall afford Seller and its Representatives commercially reasonable access to all financial, operating and other data relating to the operation of the Business prior to Closing that is housed on the following platforms or any successor platform(s): Salesforce, Egnyte, and Office 365, to the extent such information is reasonably necessary for use by Seller in performing its obligations under this Agreement or enforcing its rights under this Agreement or any Ancillary Document, winding up of its affairs or defending against any claim whether under or in connection with this Agreement or any other Ancillary Document, or otherwise. Seller shall treat any such information as “Proprietary Information” in accordance with that certain Mutual Non-Disclosure, Non-Solicitation Agreement, dated as of August 19, 2021, by and between Buyer and Graphic Arts Advisor, LLC, on behalf of Seller, which Seller hereby agrees shall be binding upon it with respect to such information.

Section 6.08    Removal of Legend from Earnout Shares.

At such time as the Earnout Shares are eligible for resale pursuant to Rule 144(b)(1)(i) of the Securities Act or other applicable exemption, Buyer agrees that it will take such commercially reasonable efforts as necessary to cooperate with the Seller regarding the removal of the legend on the Earnout Shares issued to Seller from the certificates representing such Earnout Shares.

Section 6.09    Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.03, Section 4.05, Section 4.11, Section 5.01, Section 5.02, and Section 5.04 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved (or until a claim is no longer being actively pursued by a party).

Section 7.02    Indemnification By Seller.

Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset; or

(d)         any Excluded Liabilities.

Section 7.03    Indemnification By Buyer.

Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any Ancillary Document or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)          any Purchased Asset with respect to any obligations arising and related to the period after the Closing Date; or

(d)          any Assumed Liabilities.

Section 7.04    Certain Limitations.

The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)        Neither Seller nor Buyer, as applicable, shall be liable to the other’s Indemnitees for indemnification under Section 7.02(a) or Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a), respectively, exceeds $40,000 (as applicable to Buyer or Seller, the “Basket”), in which event Buyer or Seller, as applicable, shall be required to pay or be liable for all such Losses above its Basket. The aggregate amount of all Losses for which Seller or Buyer, as applicable, shall be liable pursuant to Section 7.02(a) or Section 7.03(a), respectively, shall not exceed 20% of the value of the aggregate Purchase Consideration actually earned and paid (the “Cap”).

(b)          Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any indemnification obligation of a party other than pursuant to Section 7.02(a) or Section 7.03(a); (ii) with respect to Section 7.02(a) and Section 7.03(a), any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.03, Section 4.05, Section 4.11, Section 5.01, Section 5.02, and Section 5.04; or (iii) with respect to Section 7.02(a) and Section 7.03(a), any inaccuracy in or breach of any representation or warranty fraudulently made.

(c)          For purposes of this Section 7.04, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05     Indemnification Procedures.

The party making a claim under this Section 7.05 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 7.05 is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or one of their respective shareholders, directors, officers, employees, attorneys, accountants or financial advisors (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim (or within such shorter time identified by the Indemnified Party as may be reasonably necessary to respond to such Third Party Claim), to assume responsibility for the Third Party Claim and conduct at its sole expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)        Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If the Indemnified Party fails to consent to such firm offer within 15 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06     Payments; Indemnification.

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 7.06, the Indemnifying Party shall satisfy its obligations as follows:

(a)          Any Losses payable to a Seller Indemnitee shall be satisfied within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)         Any Losses payable to a Buyer Indemnitee shall be satisfied from Seller. Buyer shall be entitled, in its absolute discretion, to offset any Losses by reducing any Earnout Shares payable to Seller hereunder. Any such reduction shall be calculated with each Earnout Share being deemed to be valued at the Buyer Stock Price.

Section 7.07    Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

Section 7.08     Exclusive Remedies.

The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7.08. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and their Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 7.08. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02     Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	MediaCrossing Inc. c/o Connecticut Innovations, Inc. 470 James Street, Suite 8 New Haven, CT 06513-3175 E-mail: Douglas.Roth@CTInnovations.com Attention: Douglas Roth Board Member for MediaCrossing

with a copy to:	John E. Hyde, Professional Corporation P.O. Box 133 Pomona, NY 10970 E-mail: JHYDE@JOHNEHYDEPC.com Attention: John Hyde, Agent for MediaCrossing

If to Buyer:	Kubient, Inc. 228 Park Ave S., Suite 72602 New York, NY 10003 E-mail: paul@kubient.com Attention: Paul Roberts, Chief Executive Officer

with a copy to:	Saul Ewing Arnstein & Lehr LLP 161 N. Clark Street, Suite 4200 Chicago, IL 60601 E-mail: marc.adesso@saul.com Attention: Marc J. Adesso, Esq.

Section 8.03    Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04    Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.05    Entire Agreement.

This Agreement and the Exhibits and Schedules hereto and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.06     Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Seller nor Buyer may assign their rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07     No Third-party Beneficiaries.

Except as provided in Section 8.07, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08     Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)        SUBJECT TO SECTION 8.10, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.09(b).

Section 8.10    Dispute Resolution.

(a)        The parties hereto agree that disputes, claims or controversies arising out of or relating to Section 2.04 of this Agreement that are not appropriate for resolution by the Independent Accountant, including the determination of the scope or applicability of the agreement to mediate or arbitrate the particular dispute, shall be submitted exclusively to the American Arbitration Association (“AAA”), or its successor for final and binding arbitration before a single neutral arbitrator selected by AAA or jointly selected by Buyer and Seller (the “Arbitrator”) as described below. Such arbitration shall be held in Wilmington, Delaware (or such other location as the parties to such dispute mutually agree) and administered by AAA pursuant to its Commercial Arbitration Rules. Judgment on an award of the Arbitrator may be entered in and enforced by any court having competent jurisdiction. This clause shall not preclude the parties hereto from seeking provisional remedies (including equitable remedies) to preserve the status quo pending arbitration or in aid of arbitration from a court of appropriate jurisdiction referenced in Section 8.9.

(b)         Any party hereto may commence arbitration in accordance with Section 2.04(iii) by providing to AAA and the other party a written request for arbitration, setting forth the subject of the dispute and the relief requested. If arbitration is so requested, the parties will cooperate with AAA and with one another in selecting the Arbitrator from the AAA panel of neutrals and in scheduling the arbitration proceedings. The Arbitrator must be an attorney experienced in mergers and acquisitions transactions and agreements. If the parties are unable to agree on a mutually acceptable neutral Arbitrator meeting such standards, AAA shall select the Arbitrator from the persons on its panel of neutrals who have such qualifications. The parties agree that they will participate in any such arbitration in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of any such arbitration by any of the parties, their agents, employees, experts and attorneys, and by the Arbitrator or any AAA employees, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non- discoverable as a result of its use or disclosure in the arbitration.

(c)          The parties shall maintain the confidential nature of any discussions or arbitration proceeding and any award or mediated outcome resulting therefrom, including any arbitration discussions or hearings, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, in seeking or enforcing a judgment on an award of the Arbitrator, or unless otherwise required by applicable Law or judicial decision.

(d)          Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within 60 days of filing and awards rendered within 60 days thereafter. The parties agree that any final judgment rendered against a party by the Arbitrator shall be conclusive as to the subject matter of such final judgment and may be entered as a judgment and enforced in the courts of any other jurisdictions in any manner provided by law.

Section 8.11          Interpretation.

(a)          All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms.

(b)          Unless the context requires otherwise: (A) the singular number includes the plural and the plural number includes the singular and shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (B) each reference in this Agreement to a designated “Article,” “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (C) the word “or” shall not be applied in its exclusive sense; (D) the word “all” shall be interpreted to mean “any and all”; (E) the words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation”; (F) the words “relate,” “relates,” and “relating” are deemed to be followed by the phrase “in any way”; (G) references to “$” or “dollars” shall mean the lawful currency of the United States; and (H) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

(c)          References in this Agreement to any agreement or any particular provisions of Law shall be deemed to refer to such agreement or Law as they may be amended after the Effective Date of this Agreement.

(d)         Any reference in this Agreement to “day” or number of “days” without the explicit qualification of “business” must be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day and that calendar day is not a Business Day then the action or notice is deferred until, or may be taken or given, on the next Business Day.

Section 8.12    Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

BUYER: KUBIENT, INC.

By:	/s/ Paul Roberts
Name: Paul Roberts
Title: Chief Executive Officer

Signatuure page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MEDIACROSSING INC.

By:	/s/ Michael Kalman
Name: Michael Kalman
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]